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                                  Exhibit 21

                        SUBSIDIARIES OF THE REGISTRANT


     TITLE                                            STATE OF INCORPORATION
     -----                                            ----------------------

     UBC Holding Company, Inc.                             West Virginia

     United National Bank                                  West Virginia

     United Brokerage Services, Inc.                       West Virginia

     United Mortgage Company                               West Virginia

     George Mason Bankshares, Inc.                         Virginia

     United Bank                                           Virginia

     George Mason Mortgage, LLC                            Virginia

     Excel Title Corporation                               Virginia

     United Venture Fund, Inc.                             West Virginia

     UB Holding Company, Inc.                              West Virginia

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